Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 Telephone: 203 622 3131 203 622 6080

unitedrentals.com
United Rentals Announces Fourth Quarter and Full Year 2009 Results
GREENWICH, Conn. — February 3, 2010 — United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year 2009. For the fourth quarter, total revenue was $557 million and rental revenue was $450 million, compared with $791 million and $606 million, respectively, for the fourth quarter 2008. For the full year, total revenue was $2.4 billion and rental revenue was $1.8 billion, compared with $3.3 billion and $2.5 billion, respectively, for the full year 2008.
2009 Highlights
•	Free cash flow increased to $367 million for the full year 2009, compared with $335 million for 2008.

•
Total debt at year-end 2009 decreased by $270 million compared with year-end 2008, and net debt, which includes the impact of cash and cash equivalents, decreased by $362 million. The company has no significant debt maturities until 2013.

•	SG&A expense decreased by $20 million for the fourth quarter year-over-year, and decreased by $101 million for the full year 2009 compared with 2008.

•	The company sold $653 million of fleet on an original equipment cost basis in 2009, with an average age of 78 months.

•	Cost of equipment rentals, excluding depreciation, decreased by $51 million for the fourth quarter and by $227 million for the full year 2009, compared with 2008.

•
Time utilization was 61.8% for the fourth quarter and 60.7% for the full year 2009, representing decreases of 2.4 percentage points and 2.9 percentage points, respectively, from 2008. Rental rates declined 9.6% for the quarter and 11.8% for the year. Dollar utilization, which reflects the impact of both rental rates and time utilization, was 46.0% for the fourth quarter and 45.5% for full year 2009, representing decreases of 9.3 percentage points and 11.4 percentage points, respectively, from 2008.

2010 Outlook
The company provided the following financial targets for 2010:
•	SG&A expense reduction of $25 million to $35 million for full year 2010, compared with 2009;

•	Cost of equipment rentals, excluding depreciation, reduction of $70 million to $90 million for the full year 2010, compared with 2009; and

•
Free cash flow of between $175 million and $200 million, including net rental capital expenditures (defined as purchases of rental equipment less the proceeds from sales of rental equipment) of between $100 million to $120 million. The company expects its fleet size at the end of 2010 to be about $3.6 billion on an original equipment cost basis.

CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, “We can point to a number of significant contrasts between the strategic progress we made as a company in 2009 and our operating environment. Externally, the economic turmoil took a toll on our end markets, with the expected constraint on our revenues and margins. We responded with disciplined cost cutting and capital management, improving our free cash flow and SG&A reduction beyond projections.”

Kneeland continued, “At this time we are still seeing an environment that is very similar to the last half of 2009. Despite the challenges of a lingering downturn, we believe that the transformation of our customer service and sales operations, and our strong capital structure, put us in a unique position to gain share that will be accretive to earnings over time. We are becoming increasingly adept at balancing local market development with the pursuit of national accounts, industrial accounts and government business — the segments most closely aligned with our strategy for long-term profitable growth.”
2009 Financial Results
For the fourth quarter 2009, on a GAAP continuing operations basis, the company reported a loss of $24 million, or a loss of $0.39 per diluted share, compared with a loss of $853 million, or a loss of $14.25 per diluted share, for the fourth quarter 2008. Adjusted EPS, which excludes the impact of restructuring and impairment charges and other special items, was a loss of $0.21 per diluted share for the quarter, compared with earnings of $0.74 per diluted share for the prior year. Adjusted EBITDA margin, which also excludes the impact of restructuring and impairment charges and other special items, was 26.8% for the quarter, compared with 31.6% for the prior year.
For the full year 2009, on a GAAP continuing operations basis, the company reported a loss of $60 million, or a loss of $0.98 per diluted share, compared with a loss of $704 million, or a loss of $12.62 per diluted share, for 2008. Adjusted EPS, which excludes the impact of restructuring and impairment charges and other special items, was a loss of $0.76 per diluted share for 2009, compared with earnings of $2.96 per diluted share for the prior year. Adjusted EBITDA margin, which also excludes the impact of restructuring and impairment charges and other special items, was 26.6% for 2009, compared with 32.8% for the prior year.
The change in profitability for the fourth quarter and full year 2009, compared with 2008, primarily reflects the continued decline in non-residential construction activity and its negative impact on pricing, partially offset by the savings realized from the company’s ongoing cost-cutting initiatives.
Free Cash Flow and Fleet Size
For full year 2009, free cash flow, a non-GAAP measure, was $367 million after total rental and non-rental capital expenditures of $311 million, compared with free cash flow of $335 million after total rental and non-rental capital expenditures of $704 million for full year 2008. The year-over-year increase in free cash flow was largely the result of a reduction in capital expenditures, partially offset by lower cash generated from operating activities.
The size of the rental fleet, as measured by the original equipment cost (“OEC”), was $3.8 billion at December 31, 2009, compared with $4.1 billion at December 31, 2008. The age of the rental fleet was 42.4 months on a unit-weighted basis at December 31, 2009, compared with 39.2 months at December 31, 2008.
Return on Invested Capital (ROIC)
Return on invested capital was 1.8% for the year ended December 31, 2009, a decrease of 5.8 percentage points compared with 2008. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity (deficit), debt and deferred taxes, net of average cash.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, February 4, 2010, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived, and by calling 866-261-2650.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of net income (loss), loss from discontinued operations, net of taxes, benefit for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation-rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charge, the charge related to the settlement of the SEC inquiry, the goodwill impairment charge and stock compensation expense, net. Adjusted EPS represents EPS plus (i) the sum of the restructuring and asset impairment charges, the losses on the repurchase/retirement of debt securities and subordinated convertible debentures, the charge related to the settlement of the SEC inquiry, the preferred stock redemption charge and the foreign tax credit valuation allowance and other less (ii) the gains on the repurchase/retirement of debt securities. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow to a GAAP financial measure is unavailable to the company without unreasonable effort.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 569 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 8,000 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 3,000 classes of equipment with a total original cost of $3.8 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) on-going decreases in North American construction and industrial activities, which have significantly affected revenues and, because many of our costs are fixed, our profitability, and which may further reduce demand and prices for our products and services; (2) our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (3) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating our credit facilities and requiring us to repay outstanding borrowings; (4) inability to access the capital that our businesses or growth plans may require; (5) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment; (6) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (7) rates we can charge and time utilization we can achieve being less than anticipated; and (8) costs we incur being more than anticipated, and the inability to realize expected savings in the amounts or time frames planned. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2009, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.
# # #
Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2009	2008	% Change	2009	2008	% Change
Revenues:
Equipment rentals	$450	$606	(25.7%)	$1,830	$2,496	(26.7%)
Sales of rental equipment	37	74	(50.0%)	229	264	(13.3%)
New equipment sales	23	42	(45.2%)	86	179	(52.0%)
Contractor supplies sales	26	43	(39.5%)	121	212	(42.9%)
Service and other revenues	21	26	(19.2%)	92	116	(20.7%)

Total revenues	557	791	(29.6%)	2,358	3,267	(27.8%)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	231	282	(18.1%)	910	1,137	(20.0%)
Depreciation of rental equipment	101	121	(16.5%)	417	455	(8.4%)
Cost of rental equipment sales	33	63	(47.6%)	222	198	12.1%
Cost of new equipment sales	20	37	(45.9%)	73	151	(51.7%)
Cost of contractor supplies sales	19	32	(40.6%)	89	162	(45.1%)
Cost of service and other revenues	8	9	(11.1%)	37	46	(19.6%)

Total cost of revenues	412	544	(24.3%)	1,748	2,149	(18.7%)

Gross profit	145	247	(41.3%)	610	1,118	(45.4%)

Selling, general and administrative expenses	100	120	(16.7%)	408	509	(19.8%)
Restructuring charge	6	14	(57.1%)	31	20	55.0%
Charge related to settlement of SEC inquiry	—	—		—	14
Goodwill impairment charge	—	1,147		—	1,147
Non-rental depreciation and amortization	15	14	7.1%	57	58	(1.7%)

Operating income (loss)	24	(1,048)	102.3%	114	(630)	118.1%

Interest expense, net	72	15	380.0%	226	174	29.9%
Interest expense — subordinated convertible debentures, net	2	2		(4)	9
Other (income) expense, net	(1)	—		(1)	—

Loss from continuing operations before benefit for income taxes	(49)	(1,065)		(107)	(813)

Benefit for income taxes	(25)	(212)		(47)	(109)

Loss from continuing operations	(24)	(853)		(60)	(704)
Loss from discontinued operation, net of taxes	(2)	—		(2)	—

Net loss	$(26)	$(853)		$(62)	$(704)

Preferred stock redemption charge	—	—		—	(239)

Net loss available to common stockholders	$(26)	$(853)		$(62)	$(943)

Basic and diluted loss per share:
Loss per share from continuing operations (inclusive of preferred stock redemption charge)	$(0.39)	$(14.25)		$(0.98)	$(12.62)
Loss from discontinued operation	(0.04)	—		(0.04)	—

Net loss	$(0.43)	$(14.25)		$(1.02)	$(12.62)

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$169	$77
Accounts receivable, net	337	454
Inventory	44	59
Prepaid expenses and other assets	89	37
Deferred taxes	66	76

Total current assets	705	703

Rental equipment, net	2,414	2,746
Property and equipment, net	434	447
Goodwill and other intangible assets, net	231	229
Other long-term assets	75	66

Total assets	$3,859	$4,191

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current maturities of long-term debt	$125	$13
Accounts payable	128	157
Accrued expenses and other liabilities	208	257

Total current liabilities	461	427

Long-term debt	2,826	3,186
Subordinated convertible debentures	124	146
Deferred taxes	424	414
Other long-term liabilities	43	47

Total liabilities	3,878	4,220

Common stock	1	1
Additional paid-in capital	487	466
Accumulated deficit	(574)	(512)
Accumulated other comprehensive income	67	16

Total stockholders’ deficit	(19)	(29)

Total liabilities and stockholders’ deficit	$3,859	$4,191

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Cash Flows From Operating Activities:
Loss from continuing operations	$(24)	$(853)	$(60)	$(704)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	116	135	474	513
Amortization and write-off of deferred financing and related costs	4	5	17	16
Gain on sales of rental equipment	(4)	(11)	(7)	(66)
(Gain) loss on sales of non-rental equipment	—	(1)	1	(3)
Goodwill impairment charge	—	1,147	—	1,147
Foreign currency transaction loss	—	1	—	1
Non-cash adjustments to equipment	(1)	(1)	3	—
Stock compensation expense, net	2	2	8	6
Restructuring charge	6	14	31	20
Loss (gain) on repurchase of debt securities	9	(45)	(7)	(41)
Gain on retirement of subordinated convertible debentures	—	—	(13)	—
Increase (decrease) in deferred taxes	8	(216)	4	(129)
Changes in operating assets and liabilities:
Decrease in accounts receivable	34	43	128	51
Decrease in inventory	9	19	16	31
(Increase) decrease in prepaid expenses and other assets	(48)	14	(39)	30
Decrease in accounts payable	(15)	(52)	(32)	(34)
Decrease in accrued expenses and other liabilities	(11)	(8)	(86)	(74)

Net cash provided by operating activities	85	193	438	764

Cash Flows From Investing Activities:
Purchases of rental equipment	(62)	(34)	(260)	(624)
Purchases of non-rental equipment	(17)	(39)	(51)	(80)
Proceeds from sales of rental equipment	37	74	229	264
Proceeds from sales of non-rental equipment	2	4	13	11
Purchases of other companies	1	—	(25)	(17)

Net cash (used in) provided by investing activities	(39)	5	(94)	(446)

Cash Flows From Financing Activities:
Proceeds from debt	1,449	426	3,452	2,004
Payments of debt	(1,431)	(606)	(3,658)	(1,725)
Payments of financing costs	(19)	(1)	(33)	(32)
Proceeds from exercise of common stock options	—	3	—	3
Repurchase of common stock, including fees	—	—	—	(603)
Shares repurchased and retired	(1)	(2)	(1)	(2)
Excess tax benefits from share-based payment arrangements	—	—	(2)	—
Cash paid in connection with convertible note hedge transactions	(26)	—	(26)	—
Cash paid in connection with preferred stock redemption, including fees	—	—	—	(257)
Other	—	(1)	—	—

Net cash used in financing activities	(28)	(181)	(268)	(612)

Effect of foreign exchange rates	2	(6)	16	(10)

Net increase (decrease) in cash and cash equivalents	20	11	92	(304)
Cash and cash equivalents at beginning of period	149	66	77	381

Cash and cash equivalents at end of period	$169	$77	$169	$77

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2009	2008	% Change		2009	2008	% Change
General Rentals
Reportable segment revenue	$520	$745	(30.2%)		$2,202	$3,065	(28.2%)
Reportable segment operating income (1)	26	103	(74.8%)		123	500	(75.4%)
Reportable segment operating margin (1)	5.0%	13.8%	(8.8	pts)	5.6%	16.3%	(10.7	pts)

Trench Safety, Pump and Power
Reportable segment revenue	$37	$46	(19.6%)		$156	$202	(22.8%)
Reportable segment operating income	4	10	(60.0%)		22	51	(56.9%)
Reportable segment operating margin	10.8%	21.7%	(10.9	pts)	14.1%	25.2%	(11.1	pts)

Total United Rentals
Total revenue	$557	$791	(29.6%)		$2,358	$3,267	(27.8%)
Total operating income (1)	30	113	(73.5%)		145	551	(73.7%)
Total operating margin (1)	5.4%	14.3%	(8.9	pts)	6.1%	16.9%	(10.8	pts)

(1)	Excludes the goodwill impairment charge, restructuring charge and charge related to settlement of the SEC inquiry
DILUTED LOSS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Loss from continuing operations	$(24)	$(853)	$(60)	$(704)
Preferred stock redemption charge (1)	—	—	—	(239)

Loss from continuing operations available to common stockholders	(24)	(853)	(60)	(943)
Loss from discontinued operation, net of taxes	(2)	—	(2)	—

Net loss available to common stockholders	$(26)	$(853)	$(62)	$(943)

Weighted-average diluted shares	60.2	59.9	60.1	74.7

Diluted loss per share:
Loss from continuing operations (inclusive of preferred stock redemption charge)	$(0.39)	$(14.25)	$(0.98)	$(12.62)
Loss from discontinued operation	(0.04)	—	(0.04)	—

Net loss	$(0.43)	$(14.25)	$(1.02)	$(12.62)

(1)	Relates to the June 2008 repurchase of all of our outstanding Series C and Series D preferred stock.

UNITED RENTALS, INC.
ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
We define “earnings (loss) per share — adjusted” as the sum of (i) loss per share from continuing operations — GAAP, as reported, plus the after-tax impact of (ii) restructuring charge, (iii) goodwill impairment charge (iv) loss (gain) on repurchase of debt securities and retirement of subordinated convertible debentures, (v) asset impairment charge, (vi) charge related to the settlement of the SEC inquiry, (vii) preferred stock redemption charge, and (viii) foreign tax credit valuation allowance and other. Management believes adjusted earnings (loss) per share provides useful information concerning future profitability. However, adjusted earnings (loss) per share is not a measure of financial performance under GAAP. Accordingly, adjusted earnings (loss) per share should not be considered an alternative to GAAP loss per share. The table below provides a reconciliation between loss per share — GAAP, as reported, and earnings (loss) per share — adjusted.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Loss per share from continuing operations- GAAP, as reported	$(0.39)	$(14.25)	$(0.98)	$(12.62)

After-tax impact of:

Restructuring charge (1)	0.07	0.14	0.29	0.17
Goodwill impairment charge (2)	—	15.21	—	12.19
Loss (gain) on repurchase of debt securities and retirement of subordinated convertible debentures	0.08	(0.44)	(0.19)	(0.32)
Asset impairment charge (3)	0.03	0.08	0.12	0.06
Charge related to settlement of SEC inquiry	—	—	—	0.19
Preferred stock redemption charge (4)	—	—	—	3.19
Foreign tax credit valuation allowance and other (5)	—	—	—	0.10

Earnings (loss) per share — adjusted	$(0.21)	$0.74	$(0.76)	$2.96

(1)	Relates to branch closure charges and severance costs.

(2)
Represents a non-cash goodwill impairment charge related to certain reporting units within our general rental segment. The charge reflected the challenges of the construction cycle, as well as the broader economic and credit environment. Substantially all of the impairment charge relates to goodwill arising out of acquisitions made between 1997 and 2000.

(3)	Primarily relates to the impact of impairing certain rental equipment and leasehold improvement write-offs.

(4)
Relates to the June 2008 repurchase of our Series C and Series D preferred stock and reduces income available to common stockholders for earnings per share purposes, but does not affect net income (loss).

(5)	Primarily relates to the establishment of a valuation allowance related to certain foreign tax credits that, as a result of the preferred stock redemption, were no longer expected to be realized.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)
“EBITDA” represents the sum of net loss, loss from discontinued operation, net of taxes, benefit for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation-rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus (i) the sum of the restructuring charge, the charge related to the settlement of the SEC inquiry, the goodwill impairment charge, and stock compensation expense, net. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as those of other companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net loss or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net loss and EBITDA and adjusted EBITDA.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net loss	$(26)	$(853)	$(62)	$(704)
Loss from discontinued operation, net of taxes	2	—	2	—
Benefit for income taxes	(25)	(212)	(47)	(109)
Interest expense, net	72	15	226	174
Interest expense — subordinated convertible debentures, net	2	2	(4)	9
Depreciation — rental equipment	101	121	417	455
Non-rental depreciation and amortization	15	14	57	58

EBITDA (A)	141	(913)	589	(117)
Restructuring charge (1)	6	14	31	20
Charge related to settlement of SEC inquiry	—	—	—	14
Goodwill impairment charge (2)	—	1,147	—	1,147
Stock compensation expense, net (3)	2	2	8	6

Adjusted EBITDA (B)	$149	$250	$628	$1,070

(A)	Our EBITDA margin was 25.3% and (115.4%) for the three months ended December 31, 2009 and 2008, respectively, and 25.0% and (3.6%) for the twelve months ended December 31, 2009 and 2008, respectively.

(B)
Our adjusted EBITDA margin was 26.8% and 31.6% for the three months ended December 31, 2009 and 2008, respectively, and 26.6% and 32.8% for the twelve months ended December 31, 2009 and 2008, respectively.

(1)	Relates to branch closure charges and severance costs.

(2)
Represents a non-cash goodwill impairment charge related to certain reporting units within our general rental segment. The charge reflected the challenges of the construction cycle, as well as the broader economic and credit environment. Substantially all of the impairment charge relates to goodwill arising out of acquisitions made between 1997 and 2000.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)
We define “free cash flow” as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income (loss) or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net cash provided by operating activities	$85	$193	$438	$764
Purchases of rental equipment	(62)	(34)	(260)	(624)
Purchases of non-rental equipment	(17)	(39)	(51)	(80)
Proceeds from sales of rental equipment	37	74	229	264
Proceeds from sales of non-rental equipment	2	4	13	11
Excess tax benefits from share-based payment arrangements	—	—	(2)	—

Free cash flow	$45	$198	$367	$335